Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Jim Huseby
+1.813.273.3000

Syniverse Technologies Announces

Results of Consent Solicitation for Any and All

12 3/4% Senior Subordinated Notes due 2009

Tampa, Fla. – August 22, 2005 – Syniverse Technologies (NYSE: SVR) announced today that, in connection with Syniverse Technologies, Inc.’s previously announced cash tender offer for any and all of the outstanding principal amount of its 12 3/4% Senior Subordinated Notes due 2009 (the “Notes”) and its related consent solicitation, the requisite consents necessary to execute a supplemental indenture (the “Supplemental Indenture”) amending the indenture governing the Notes (the “Indenture”) have been received.

The consent solicitation relating to the Notes expired on August 19, 2005 at 5:00 p.m., New York City time (the “Consent Date”). As of the Consent Date, Syniverse had received tenders of Notes and deliveries of related consents from holders of approximately 86.5% of the $159,250,000 aggregate principal amount of the Notes outstanding.

Syniverse’s obligation to accept for purchase and to pay for the Notes validly tendered in the tender offer is conditioned upon, among other things, the receipt of debt financing sufficient to pay the total consideration and related fees and expenses, as described in more detail in the Offer to Purchase and Consent Solicitation Statement dated August 8, 2005. Holders of the Notes who validly tendered and did not validly withdraw their Notes on or prior to the Consent Date are expected to receive payment for such Notes on or promptly following August 24, 2005, the scheduled closing date of Syniverse’s offering of $175 million aggregate principal amount of 7 3/4% Senior Subordinated Notes due 2013. Syniverse intends to redeem or repurchase any of the Notes that remain outstanding after consummation of the tender offer on or before February 1, 2006.

Lehman Brothers Inc. is acting as dealer manager and solicitation agent for the tender offer and the consent solicitation. The information agent and tender agent for the tender offer is D.F. King & Company, Inc. Questions regarding the tender offer and consent solicitation may be directed to Lehman Brothers Inc., telephone number 800-438-3242 (toll free) and 212-528-7581 (call collect), and D.F. King & Co., Inc. Requests for copies of the Offer to Purchase and Consent Solicitation Statement and related documents may be directed to D.F. King & Co., Inc., telephone number 800-758-5378 (toll free) and 212-267-5550 (call collect).

This press release does not constitute an offer to purchase, a solicitation of an offer to purchase, or a solicitation of consents with respect to the Notes nor is this announcement an offer or solicitation of an offer to sell new securities. The tender offer and consent solicitation are made solely by means of the Offer to Purchase and Consent Solicitation Statement.

Syniverse Technologies • One Tampa City Center, Suite 700, Tampa, FL 33602 • Tel +1 888.724.3579 • Outside North America +1 813.209.5944

www.syniverse.com

About Syniverse

Syniverse is a leading provider of mission-critical technology services to wireless telecommunications companies worldwide. Syniverse solutions simplify technology complexities by integrating disparate carriers’ systems and networks in order to provide seamless global voice and data communications to wireless subscribers. Carriers depend on Syniverse’s integrated suite of services to solve their most complex technology challenges and to facilitate the rapid deployment of next generation wireless services. Syniverse provides services to over 300 telecommunications carriers in approximately 40 countries, including the ten largest U.S. wireless carriers and six of the ten largest international wireless carriers. Headquartered in Tampa, Fla., U.S.A., Syniverse has offices in major cities throughout North America, The Netherlands and the United Kingdom and a global sales force in the United Kingdom, Luxembourg, Italy, China, Hong Kong, Brazil, Slovakia and India. For more information, visit www.syniverse.com

Cautions about Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These include, but are not limited to, statements regarding the Company’s plans, intentions and expectations. Such statements are inherently subject to a variety of risks and uncertainties that could cause actual results to differ materially from those projected. Given these concerns, investors and analysts should not place undue reliance on forward-looking statements.